EXHIBIT 21

SUBSIDIARIES OF STATE FINANCIAL SERVICES CORPORATION

Subsidiary Name                                         State of Incorporation

State Financial Bank, National Association                     Wisconsin

Hales Corners Development Corporation (1)                      Wisconsin

Hales Corners Investment Corporation (1)                        Nevada

State Financial Mortgage Company                               Wisconsin

State Financial Insurance Agency (1)                           Wisconsin

Lokken Chesnut & Cape                                          Minnesota

State Financial Funding Corporation (1)                         Nevada

State Financial Real Estate Investment Corporation (2)         Wisconsin
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(1)  Subsidiary of State Financial Bank, N.A.
(2)  Subsidiary of State Financial Funding Corporation